JAMES FITZGIBBONS NAMED CONTROLLER AND CHIEF ACCOUNTING OFFICER OF INTERNATIONAL POWER GROUP

CELEBRATION, FL – October 31, 2006 –  International Power Group (IPWG) today named James W. FitzGibbons as Controller and Chief Accounting Officer of the company.  In this role, Mr. FitzGibbons will manage all accounting and reporting functions, among other tasks.  He will report directly to IPWG’s Chief Financial Officer, John Mack.

Mr. FitzGibbons brings more than 16 years of executive and senior management experience in finance and accounting.  Prior to joining IPWG, he was Vice President – Finance and Chief Accounting Officer of NDCHealth Corporation, a NYSE-traded healthcare services company.  Prior to NDCHealth, Mr. FitzGibbons was Vice President – Controller for McKesson Corporation’s Information Solutions business unit.  Prior to that, he held a number of financial management positions with Per-Se Technologies, Inc., ending as Vice President, Controller and Principle Accounting Officer.  Mr. FitzGibbons started his career as an auditor with Arthur Andersen LLP.

Mr. FitzGibbons received his Bachelor of Science degree in accounting from the University of Alabama.  He also is a certified public accountant in the state of Georgia.

About International Power Group, Ltd.

International Power Group, Ltd. is dedicated to providing multifaceted alternative energy solutions in a sustainable and environmentally friendly manner.  Through its subsidiaries, strategically placed around the world, and its strategic partnerships, the Company intends to provide turnkey solutions for waste disposal and electricity and potable water production.  The Company intends to establish waste-to-energy facilities to convert commercial, hazardous, organic and toxic wastes into saleable electricity and potable water.  IPWG believes it is uniquely positioned to produce revenue from the in-processing of waste and the out-processing of electricity and drinking water, while addressing the growing need for “green” sources of energy.

Contacts:

International Power Group, Ltd. Peter Toscano Chief Executive Officer Phone: 407-566-0318	Fleishman-Hillard, Inc. Ralph Posner Tel.: 202-828-8844 Email: posnerr@fleishman.com

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FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.